Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-188758) on Form S-8 of our report dated June 27, 2024 appearing in the annual report on Form 11-K of Ovintiv U.S. Retirement Plan as of December 31, 2024 and 2023 and for the year ended December 31, 2024.

/s/ Plante & Moran, PLLC

Broomfield, Colorado

June 24, 2025